                                                                   EXHIBIT 10.20

                              DRUGSTORE.COM, INC.
                             2730 Sand Hill Road
                             Menlo Park, CA 94025


                                 June 18, 1998


Jed Smith
c/o Kleiner Perkins Caufield & Byers
2759 Sand Hill Road
Menlo Park, CA 94025

              Offer Letter

Dear Jed:

     On behalf of DrugStore.com, Inc. (the "Company", I am pleased to confirm in writing our offer to you of the position of Vice President of Strategy and Business Development at a monthly salary of approximately $10,417 that is equivalent to an annual salary of $125,000. Your salary will be paid bimonthly in equal installments in accordance with the Company's standard payroll policies. So long as you remain an employee of the Company and achieve certain agreed upon milestones, you will receive a $25,000 bonus at the end of calendar 1998. You will also be entitled to the benefits that the Company customarily makes available to its employees, including reimbursement for travel and relocation expenses. You will be entitled to three weeks of paid vacation each year. For the duration of your employment with the Company, you will devote your full working time, skill and attention to your duties and responsibilities as the Company's Vice President of Strategy and Business Development and will perform them faithfully, diligently and competently. As we have discussed, you will also serve as the Company's acting Chief Executive Officer and President and will participate in the recruiting and hiring of the Company's permanent Chief Executive Officer and President. Your compensation package will be reviewed annually by the Company's Board of Directors beginning on January 1, 1999.

     We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about your joining our team and look forward to a beneficial and rewarding relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. If the Company terminates your employment other than for Cause (as defined below), you will be entitled to continue to receive your then-current base salary and benefits (including medical benefits) for a period equal to six months following such termination. The Company, at its sole discretion, may elect to accelerate such payments and pay you in a lump sum. The foregoing severance benefits will be contingent upon your entering into an appropriate agreement at the time of your termination releasing the Company (and any successor, as the case
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Jed Smith
June 18, 1998
Page 2

may be) from any claims relating to your employment, and pursuant to which you may agree to provide a certain minimum number of hours of consulting services to the Company during such six month period. The specific terms of the consulting services are to be mutually agreed between you and the Company at the time of your termination. In addition, if your employment with the Company is terminated as a result of your disability or death, you or your estate will be entitled to receive your then-current base salary and benefits (including medical benefits) for a period equal to six months following such termination, either from the Company or from the Company's benefit plans then in effect. For the purposes of this letter, "Cause" means (1) gross negligence or willful misconduct in the performance of duties to the Company which is demonstrably and materially injurious to the business or reputation of the Company or its subsidiaries; (2) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company; or (3) conviction of a felony or a crime that is demonstrably and materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Company's Board of Directors.

     We both agree that any dispute arising with respect to your employment, the termination of that employment or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Francisco, California.

     The Company asks that you complete its standard form "Employee Information and Inventions Agreement" prior to commencing employment, a copy of which will be provided to you upon acceptance of this letter. In part, the agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the agreement) or any confidential information received during your relationship with the Company in any manner which might be detrimental to or conflict with the business interests of the Company or its employees. The agreement does not prevent a former employee from using his or her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     For purposes of federal immigration law, you must provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of commencement of your employment with the Company.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole
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Jed Smith
June 18, 1998
Page 3

discretion, adjust the salaries and benefits paid to you and its other employees. The Company will reimburse you for the reasonable fees and expenses of one legal counsel representing you in connection with the matters set forth in this letter up to $3,000. Should you have any questions with regard to any of the items indicated above, please call me. It is my understanding that your employment commencement date on the terms set forth above was on or before April 1, 1998. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to me by June 25, 1998.

                                       Very truly yours,
                                       DRUGSTORE.COM, INC.



                                       By: /s/ Brook H. Byers
                                          ----------------------
                                           Brook Byers, Director


ACCEPTED:

/s/Jed A Smith
--------------
Jed Smith



June 22, 1998
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Date